As filed with the Securities and Exchange Commission on November 28, 2025

Registration No. 333-287364

Registration No. 333-279455

Registration No. 333-265876

Registration No. 333-262372

Registration No. 333-234210

Registration No. 333-226875

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-287364

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-279455

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-265876

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-262372

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-234210

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-226875

UNDER

THE SECURITIES ACT OF 1933

CUSHMAN & WAKEFIELD plc

(Exact name of registrant as specified in its charter)

England and Wales	98-1193584
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

125 Old Broad Street London, United Kingdom	EC2N 1AR
(Address of Principal Executive Offices)	(Zip Code)

CUSHMAN & WAKEFIELD PLC THIRD AMENDED & RESTATED 2018 OMNIBUS MANAGEMENT  SHARE AND CASH INCENTIVE PLAN

CUSHMAN & WAKEFIELD PLC SECOND AMENDED & RESTATED 2018  OMNIBUS NON-EMPLOYEE DIRECTOR SHARE AND CASH INCENTIVE PLAN

CUSHMAN & WAKEFIELD PLC EXECUTIVE DEFERRED COMPENSATION PLAN

DTZ JERSEY HOLDINGS LIMITED MANAGEMENT EQUITY INCENTIVE PLAN

(Full titles of the plans)

Noelle J. Perkins

Executive Vice President, Chief Legal Officer & Secretary

Cushman & Wakefield

225 West Wacker Drive

Chicago, Illinois 60606

(Name and address of agent for service)

(312) 470-1800

(Telephone number, including area code, of agent for service)

Copies to:

Helena K. Grannis

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

(212) 225-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”) are filed by Cushman & Wakefield plc (the “Company”) to remove from registration all Cushman & Wakefield ordinary shares, nominal value $0.10 per share (“Cushman & Wakefield Ordinary Shares”), that were originally registered under the following registration statements on Form S-8 (together, the “Registration Statements”), but remain unissued or unsold under the Registration Statements, respectively:

1.

Registration Statement No.  333-287364, registering 3,800,000 Cushman & Wakefield Ordinary Shares issuable under the 2018 Omnibus Management Share and Cash Incentive Plan, which was filed with the U.S. Securities and Exchange Commission (the “SEC”) on May 16, 2025.

2.

Registration Statement No.  333-279455, registering 3,500,000 Cushman & Wakefield Ordinary Shares issuable under the 2018 Omnibus Management Share and Cash Incentive Plan and 400,000 Cushman & Wakefield Ordinary Shares issuable under the 2018 Omnibus Non-Employee Director Share and Cash Incentive Plan, which was filed with the SEC on May 16, 2024.

3.

Registration Statement No.  333-265876, registering 200,000 Cushman & Wakefield Ordinary Shares issuable under the 2018 Omnibus Non-Employee Director Share and Cash Incentive Plan, which was filed with the SEC on June 28, 2022.

4.

Registration Statement No.  333-262372, registering 13,300,000 Cushman & Wakefield Ordinary Shares issuable under the 2018 Omnibus Management Share and Cash Incentive Plan, which was filed with the SEC on January 27, 2022.

5.

Registration Statement No.  333-234210, registering 400,000 Cushman & Wakefield Ordinary Shares issuable under the Cushman & Wakefield plc Executive Deferred Compensation Plan, which was filed with the SEC on October 15, 2019.

6.

Registration Statement No.  333-226875, registering 4,859,890 Cushman & Wakefield Ordinary Shares issuable under the DTZ Jersey Holdings Limited Management Equity Incentive Plan, 10,492,618 Cushman & Wakefield Ordinary Shares issuable under a DTZ Jersey Holdings Limited RSU Agreement, 9,800,000 Cushman & Wakefield Ordinary Shares issuable under the 2018 Omnibus Management Share and Cash Incentive Plan, and 200,000 Cushman & Wakefield Ordinary Shares issuable under the 2018 Omnibus Non-Employee Director Share and Cash Incentive Plan, which was filed with the SEC on August 16, 2018.

The purpose of these Post-Effective Amendments is to deregister all remaining securities available for issuance under the Registration Statements. In accordance with the undertakings made by the Company in the Registration Statements to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration any and all securities registered pursuant to the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on the 28th day of November, 2025.

CUSHMAN & WAKEFIELD plc

/s/ Michelle MacKay
By: Michelle MacKay
Title: Chief Executive Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.